Exhibit 99.1

Contact:

Retrophin, Inc.

Chris Cline, CFA

Manager, Investor Relations

646-564-3680

IR@retrophin.com

Retrophin’s Board of Directors Appoints John W. Kozarich, Ph.D. as

Independent Director and Names Jeffrey A. Meckler as Chairman

SAN DIEGO (April 1, 2015) – Retrophin, Inc. (NASDAQ: RTRX) today announced the appointment of Dr. John W. Kozarich to the Board of Directors as an independent director, effective immediately. Retrophin also announced its Board of Directors has named Jeffrey A. Meckler as the Company’s next Chairman of the Board of Directors, effective after the annual meeting of stockholders to be held later this year. Mr. Meckler, a director since 2014, will succeed current Chairman Steve Richardson, who has chosen not to stand for re-election.

“We would like to welcome John to Retrophin’s Board of Directors,” said Stephen Aselage, Chief Executive Officer of Retrophin. “His extensive pharmaceutical and academic research experience will be instrumental in helping us develop our pipeline of potential therapies for patients suffering from severe rare diseases.”

Dr. Kozarich has more than 35 years of experience in academia and the biopharmaceutical industry. He currently serves as Chairman of Ligand Pharmaceuticals, and Chairman and President of ActivX Biosciences. Prior to his role at ActivX, Dr. Kozarich was Vice President at Merck Research Laboratories where he was responsible for a variety of drug discovery and development programs and external biotech collaborations. Dr. Kozarich previously held full professorships at the University of Maryland and Yale School of Medicine. He was named Director of the Year for 2014 by the Corporate Directors Forum, has been an American Cancer Society Faculty Research Awardee, and received the Distinguished Scientist Award of the San Diego Section of the American Chemical Society. Dr. Kozarich holds a B.S. in chemistry from Boston College and a Ph.D. in biological chemistry from the Massachusetts Institute of Technology and was an NIH Postdoctoral Fellow at Harvard University.

Commenting on the transition of the Chairman role, Mr. Aselage added, “I would like to thank Steve for his leadership, support, and relentless focus on our strategic vision which have helped enable Retrophin’s transformation into a thriving biotechnology company in a remarkably short time. Jeff is inheriting a strong foundation, and I look forward to working with him in his new role as we accelerate our growth.”

Mr. Meckler added, “I am honored to be named as the next Chairman of Retrophin’s Board of Directors. Steve’s guidance as Chairman has helped Retrophin get to where we are today, and I look forward to helping the rest of the Board and management team deliver significant value to our shareholders as we execute on our strategic initiatives.”

The Board members standing for re-election at the 2015 annual meeting of stockholders will be Chairman Jeffrey Meckler, Stephen Aselage, Neal Golding, Gary Lyons, Dr. John Kozarich, and Tim Coughlin, who joined the Board on March 31, 2015.

About Retrophin

Retrophin is a pharmaceutical company focused on the development, acquisition and commercialization of drugs for the treatment of serious, catastrophic or rare diseases for which there are currently no viable options for patients. The Company’s approved products include Chenodal®, Cholbam™, and Thiola®, and its pipeline includes compounds for several catastrophic diseases, including focal segmental glomerulosclerosis (FSGS), pantothenate kinase-associated neurodegeneration (PKAN), infantile spasms, nephrotic syndrome and others. For additional information, please visit www.retrophin.com.